As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-2145715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Monument Circle

Indianapolis, Indiana 46204

(Address of Principal Executive Offices) (Zip Code)

2005 COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN

(Full title of the plan)

David R. Frick, Esq.

Executive Vice President and Chief Legal and Administrative Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(Name and address of agent for service)

(317) 488-6000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Deferred Compensation Obligations pursuant to 2005 Comprehensive Executive Non-Qualified Retirement Plan	$250,000,000	100%	$250,000,000	$29,425

(1) The Deferred Compensation Obligations are unsecured obligations of WellPoint, Inc. to pay deferred compensation in the future to participating employees pursuant to the 2005 Comprehensive Executive Non-Qualified Retirement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents heretofore filed by WellPoint, Inc., name changed from Anthem, Inc., effective November 30, 2004, (the “Registrant”) with the Commission are incorporated by reference in this registration statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 23, 2004, August 25, 2004, August 26, 2004, August 27, 2004, September 2, 2004, November 10, 2004, November 19, 2004, November 24, 2004, November 30, 2004 (as amended pursuant to the Registrant’s Current Report on Form 8-K/A filed on December 6, 2004) and December 15, 2004.

(4)	The description of the Registrant’s Common Stock contained in this registration statement on Form 8-A filed with the Commission on October 26, 2001, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 120 Monument Circle, Indianapolis, Indiana 46204, telephone (317) 488-6000.

Item 4.  Description of Securities.

This Registration Statement relates to deferred compensation obligations, which are unsecured obligations of the Registrant to pay deferred compensation under the 2005 Comprehensive Executive Non-Qualified Retirement Plan (the “Plan”). The Plan is a non-qualified deferred compensation program under the Internal Revenue Code. The Plan was adopted by the Registrant’s Board of Directors on December 12, 2004 and will be implemented by the Registrant’s wholly-owned subsidiary, Anthem Holding Corp. (successor by merger to WellPoint Health Networks Inc. as of November 30, 2004) beginning on January 1, 2005. The Plan was designed to operate in conjunction with the WellPoint Health Networks Inc. Pension Accumulation Plan and the WellPoint 401(k) Retirement Savings Plan.

The principal features of the Plan, which consists of three separate deferred compensation programs, may be summarized as follows:

Supplemental Savings Program:  Under this program, participants will have the opportunity to defer up to 6% of the portion of their compensation each year not otherwise eligible for deferral under the WellPoint 401(k) Retirement Savings Plan by reason of the Internal Revenue Code limitation on the maximum dollar amount of compensation that can be taken into account for benefit accrual or contribution purposes. For the 2005 calendar year, that dollar limit will be $210,000. The participant’s account under the Plan will also be credited with a matching company contribution equal to the amount of the compensation he or she defers under the program for the year.

Supplemental Pension Benefit Contribution Program:  Under this program, the participant’s account under the Plan will be credited each year with a lump sum actuarial equivalent of the amount he or she would have accrued under the WellPoint Health Networks Inc. Pension Accumulation Plan had that accrual not been reduced by reason of the Internal Revenue Code limitation on the amount of compensation which may be taken into account for benefit accrual purposes under tax-qualified retirement plans.

Basic Deferral Program:  Participants in this program may elect to defer up to 60% of their base salary and up to 100% of their bonus and certain other items of compensation each year.

Participants must make their deferral election before the start of the calendar year during which the compensation subject to their election is to be earned. For each year’s deferred compensation, the participant may designate the start date for the subsequent distribution of that compensation and the form of distribution. Applicable start dates include separation from service, death or a specified date. The form of distribution may be either a lump sum or a series of installments over a designated period. Certain items of compensation deferred under the Plan may be subject to vesting schedules, and no distribution of that compensation will be made prior to the applicable vesting date.

During the deferral period, the participant may designate the investment of his or her account balances in one or more available investment funds. No actual investments will be held in the participant’s account, but the account balance will be adjusted periodically to reflect the return that account would have realized had it actually been invested in the designated investment funds.

The Registrant will be the primary obligor for the payment of all account balances which become due and payable under the Plan, but the participants will at all times remain general creditors of the Registrant with respect to their account balances. Although the Registrant will establish a trust in order to accumulate a reserve to satisfy all or part of its liabilities under the Plan, no participant will have any beneficial ownership interest in those assets, and such assets would be available for the satisfaction of creditor claims in the event of the Registrant’s insolvency or bankruptcy.

The Compensation Committee of the Registrant’s Board of Directors may amend or terminate the Plan at any time. However, no such amendment or plan termination may adversely affect a participant’s benefits accrued to date under the plan or the distribution elections in effect for those benefits.

There is no dollar limit on the total amount of compensation which may be deferred by participants over the term of the Plan. As of December 23, 2004, the total dollar amount of the Registrant’s outstanding deferred compensation obligations under the Plan was $0.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the Indiana Business Corporation Law, the Registrant’s Articles of Incorporation provide for indemnification of directors, officers, employees and agents of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The Articles of Incorporation authorize the Registrant to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the Articles of Incorporation of the Registrant are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the Articles of Incorporation of the Registrant, the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

The Registrant maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The list of Exhibits is incorporated herein by reference to the Index of Exhibits.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 23, 2004.

WELLPOINT, INC.

By:

/s/ Larry C. Glasscock
Larry C. Glasscock
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Larry C. Glasscock, David R. Frick and David C. Colby, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the Registrant deems appropriate, and appoints each of Larry C. Glasscock, David R. Frick and David C. Colby, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Larry C. Glasscock Larry C. Glasscock	President and Chief Executive Officer (Principal Executive Officer)	December 23, 2004

/s/ Leonard D. Schaeffer Leonard D. Schaeffer	Non-executive Chairman of the Board of Directors	December 23, 2004

/s/ David C. Colby David C. Colby	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	December 23, 2004

/s/ Lenox D. Baker, Jr. M.D. Lenox D. Baker, Jr., M.D.	Director	December 23, 2004

Signature	Title	Date

/s/ Susan B. Bayh Susan B. Bayh	Director	December 23, 2004

/s/ Sheila P. Burke Sheila P. Burke	Director	December 23, 2004

/s/ William H.T. Bush William H.T. Bush	Director	December 23, 2004

/s/ Julie A. Hill Julie A. Hill	Director	December 23, 2004

/s/ Allan B. Hubbard Allan B. Hubbard	Director	December 23, 2004

/s/ Warren Y. Jobe Warren Y. Jobe	Director	December 23, 2004

/s/ Victor S. Liss Victor S. Liss	Director	December 23, 2004

/s/ L. Ben Lytle L. Ben Lytle	Director	December 23, 2004

/s/ William G. Mays William G. Mays	Director	December 23, 2004

Signature	Title	Date

/s/ Ramiro G. Peru Ramiro G. Peru	Director	December 23, 2004

/s/ Jane G. Pisano Jane G. Pisano	Director	December 23, 2004

/s/ Senator Donald W. Riegle, Jr. Senator Donald W. Riegle, Jr.	Director	December 23, 2004

/s/ William J. Ryan William J. Ryan	Director	December 23, 2004

/s/ Elizabeth A. Sanders Elizabeth A. Sanders	Director	December 23, 2004

/s/ George A. Schaefer, Jr. George A. Schaefer, Jr.	Director	December 23, 2004

/s/ Jackie M. Ward Jackie M. Ward	Director	December 23, 2004

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibits

3.1	Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-16751) filed on November 30, 2004.

3.2	By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-16751) filed on November 30, 2004.

4.1	Specimen of Certificate of the Registrant’s Common Stock, par value $0.01 per share, incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement (Registration Statement No. 333-120851) filed on November 30, 2004.

5	Opinion of Baker & Daniels.

23.1	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the Signature Page of this registration statement).